Exhibit 10.56

Confidential

November 10, 2008

☐	Employee’s Copy
☐	Employer’s Copy

Change in Control Retention Agreement

[NAME]

[ADDRESS]

Dear [NAME]:

LECG, LLC, a California limited liability company, (the “Company”) wants to continue to retain your services and recognizes that a Change in Control (as defined below) may result in a material alteration or diminishment of your position and responsibilities and substantially frustrate the purpose of your commitment to the Company and forbearance of career options.  The Company has determined therefore to provide enhanced severance and other benefits in the event of a Change in Control of LECG Corporation, a Delaware corporation (“LECG”) should the Company decide to pursue any such transaction. In consideration of the premises and mutual covenants contained below and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and you, intending to be legally bound, agree as follows:

Duties

As part of this Retention Agreement (the “Agreement), you agree to (i) continue to perform all of your current duties for the Company; (ii) assist with various non-operating activities, which could include outside investment, financing, transactions, or business reconfiguration as the Board of Directors (the “Board”) of LECG requests; (iii) carry out any other tasks the Board reasonably requests to facilitate such activities or any Change in Control; and (iv) perform the duties assigned to you following any such activities, including any such restructuring or Change in Control.

Change in Control

If a Change in Control (as defined in Annex A) occurs while you are employed, any unvested or unexercisable equity or equity-based compensation (as the case may be) will automatically vest and/or become exercisable as of the Change in Control (“Accelerated Vesting”), unless such vesting will violate Section 409A as an impermissible acceleration of deferred compensation, in which event the vesting will occur in accordance with the terms of the underlying equity compensation agreement.

Severance

If, within 12 months following a Change in Control, your employment with the Company ends because of a termination without Cause (as defined in Annex A) or as a result of your resignation for Good Reason (as defined in Annex A), you will be entitled to the following, provided that you satisfy the conditions under the Release; Payment Timing provisions:

(i)           any accrued base salary not previously paid and any accrued prior year bonus not paid prior to such date;

(ii)          two times the annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) (“Cash Severance”);

(iii)         payment by the Company of premiums for continuation health coverage under COBRA for the shorter of 18 months following cessation of employment and the period for which you are eligible for and elect such coverage;

(iv)         elimination of any requirement to repay any portion of a sign-on bonus; and

(v)          payment of any guaranteed component of the bonus due in the year in which the Change of Control occurs.

Except to the extent the law requires otherwise or as provided in this section, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation. If you resign voluntarily or the Company terminates your employment for Cause or your employment ends for any reason other than termination without Cause or your resignation for Good Reason, you will forfeit this payment and acceleration.

Release; Payment Timing

As a condition to receiving the amounts and benefits set forth in clauses (ii) — (v) of the Severance provision, you must execute and not revoke a severance agreement and release of claims drafted by and satisfactory to the Company (the “Severance Agreement”), which Severance Agreement will contain a full release (the “Release”) of the Company (other than with respect to exceptions the Company specifies therein).

The Company will pay the Cash Severance, after and if you sign the Release and any revocation period expires, in a single lump sum within 60 days following the date your employment ends (or, if you are subject to the six month delay in the Compliance with Code Section 409A provision, the date it provides), provided that if the 60th day falls in the calendar year after the year of in which your employment ends, the payment will be made no earlier than the first day of such later calendar year). Benefits under clauses (iii), (iv), and (v) of Severance will occur at the same time (or such earlier post-Release date as Section 409A permits).

No Effect on Running Business or Employment

You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above. Nothing in this Agreement imposes any requirement on the Company to enter into or complete a Change in Control. Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without Cause and for any or no reason.

Further Effect of Termination on Board and Officer Positions

If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director would breach your fiduciary duties to the Company. You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any subsidiary, should you fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.

Term; Effect

This Agreement begins the day you sign it (the “Effective Date”) and runs until your employment ends (and, if your employment ends in a manner that triggers Severance or other benefits hereunder, until any Company obligations under this Agreement are satisfied). This Agreement applies only with respect to the first Change in Control to occur after the Effective Date.

Amendment; Waiver

Neither you nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company, with the prior approval of the Board. Either party’s waiver of the other’s compliance with any provision of this Agreement does not waive any other provision of this Agreement or any subsequent breach by such party of a provision of this Agreement.

No Mitigation or Offset

You are not required to mitigate the payments under this Agreement by seeking other employment or otherwise, and the Company will not offset its obligations under this Agreement to reflect compensation you receive from other employers.

Governing Law; Jury Waiver;

The laws of the State of California (other than its conflict of laws provisions) govern this Agreement. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

Assignment

This Agreement binds the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Company’s prior written consent, you may not assign or delegate this Agreement or any or all rights, duties, obligations, or interests under it.

Compliance with Code Section 409A

All payments under this Agreement are subject to any required tax or other withholdings. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (“Section 409A” of the “Code”) and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agrees that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earliest of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to the you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Parachute Cutback

If the payments to you under this Agreement or any other compensation owed you or becoming vested or nonforfeitable would constitute a Parachute Payment and cause you to be subject to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999, then the amounts payable under this Agreement will be reduced or eliminated as follows, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of change in control, to the extent necessary to maximize the Total After-Tax Payments to you. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “Parachute Payments” (as defined in Code Section 280G(b)(2) of the Code) made to or for the benefit of you (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Code Section 4999).

Counterparts	This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

Notices

Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters, addressed to the Chairman of the Board. The Company will send or deliver any notice given to you at your address as reflected on the Company’s personnel records. You and the Company may change the address for notice by like notice to the other. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

Superseding Effect

This Agreement supersedes any prior oral or written employment, severance, or fringe benefit agreements between you and the Company that would provide benefits in connection with a Change in Control. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement. It does not supersede any obligations of the parties under the Company’s stockholders agreements or equity compensation plans. With those exceptions, all such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

If you accept the terms of this Agreement, please sign below.  We encourage you to consult with any advisors you choose.

Signatures on Page Following

LECG, LLC

By:
Garrett Bouton
Chairman of the Board, LECG Corporation

I accept and agree to the terms set forth in this Agreement:

[NAME]	Dated:

EXHIBIT A

Definitions

Cause

For purposes of this Agreement, the Company’s termination of your employment will be for “Cause” as under the definition provided in your offer letter or employment agreement with the Company as then in effect or, if no such agreement is in effect, as determined in the sole discretion of the Board, if you:

(i)           are convicted of, or plead guilty or nolo contendere to, any felony;

(ii)          breach your obligation to keep an actual or potential Change in Control and related matters confidential both within and outside the Company except as otherwise directed by the Board or otherwise interfere with a Change in Control;

(iii)         intentionally violate Federal or state securities laws;

(iv)         engage in willful misconduct or gross negligence that has or is reasonably likely to have a material adverse effect on the Company;

(v)          materially or repeatedly fail to perform your reasonably assigned duties for the Company, where such failure has or is reasonably likely to have a material adverse effect on the Company;

(vi)         materially violate any material provision of the Company’s Code of Business Ethics; or

(vii)        engage in fraud, embezzlement, theft or dishonesty against the Company,

provided that no finding of Cause shall be made pursuant to subsections (ii)-(vii) above unless the Company has provided you with written notice stating the facts and circumstances underlying the allegations of Cause and you have failed to cure such violation, if curable, within 30 calendar days following receipt thereof.  The Board will determine whether a violation is curable and/or cured in its reasonable discretion.

Change in Control	A “Change in Control” for purposes of this Agreement means the occurrence of any one or more of the following events:

(i)           sale of all or substantially all of the assets of LECG to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below);

(ii)          a person, entity, or group (other than an Excluded Owner) acquires or attains ownership of at least 51% of the undiluted total voting power of

LECG’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”); or

(iii)         completion of a merger or consolidation of LECG with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 51% of the combined voting power of the then outstanding voting securities of either LECG or the other surviving entity or its ultimate parent.

An “Excluded Owner” consists of LECG, the Company, any entity owned, directly or indirectly, at least 50% by LECG or the Company, any entity that, directly or indirectly, owns at least 50% of LECG or the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.

Good Reason

For purposes of this Agreement, “Good Reason” means, without your consent(other than in clause (vi)), the occurrence of any of the following events or actions during the 12 months following a Change in Control:

(i)           a reduction in your base salary as in effect immediately preceding the Change in Control;

(ii)          a material reduction in your title, position or reporting status, unless you are provided with a comparable title, position or reporting status, or any material diminution of your duties, responsibilities, powers or authorities;

(iii)         any relocation of your principal place of employment by more than 50 miles;

(iv)         a material breach by the Company, LECG, or any successor of any material provision of this Agreement;

(v)          LECG’s, the Company’s or a successor failure to offer you a position following the Change in Control with duties and base compensation that are at least substantially equivalent to those in effect immediately before the Change in Control; or

(vi)         during a 60 day period following the closing of a Change in Control, you choose not to remain employed by the Company.

No finding of Good Reason shall be made under clauses (i)-(iv) above unless you have provided the Company with written notice within 90 days after the occurrence or omission stating with specificity the facts and circumstances underlying the allegations of Good Reason and the Company has failed to cure such violation within 30 calendar days of receipt thereof and you actually separate from service within 150 days after the event or action giving rise to Good Reason. With respect to clause (v), you must have provided the Company with written notice within 30 days after the failure, the Company has failed to cure such violation within 30 calendar days of receipt thereof and you actually separate from service within 60 calendar days after the event or action giving rise to Good Reason.  With respect to clause (vi), you must have provided the Company with written notice of your intent not to remain employed by the Company within 60 days after the closing of a Change in Control.